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                                                                   EXHIBIT 10.4


                           INVESTMENT MANAGEMENT CONTRACT

This Management Contract is entered into between The CCG Charitable Remainder Unitrust #1 ("Client") and CCG Venture Partners, LLC ("Manager") in which Client engages Manager to oversee and direct investment activities of certain Client's assets.

In consideration of the mutual agreements herein contained, it is covenanted and agreed as follows:

1) APPOINTMENT OF INVESTMENT MANAGER. Effective on the 1st day of January 1995, the Client hereby appoints the manager as investment manager with respect to those assets specified by the Client as subject to this Agreement (herein collectively referred to as the "Investment Assets") and more specifically delineated in Exhibit B attached hereto.

2) DISCRETIONARY AUTHORITY. The Client hereby expressly grants to the Manager full and complete discretion and authority -- subject to Client's approval for all private, venture capital transactions (hereinafter referred to as "Active Investments") -- with respect to managing the Investment Assets, including, without implied limitation, authority to purchase, sell, exchange, convert, trade, and generally to deal in securities comprising the Investment Assets. The Manager shall have absolute authority and discretion to place orders on behalf of the Client.

3) CUSTODIANSHIP OF SECURITIES. The publicly traded Investment Assets (hereinafter referred to as "Passive Investments") have been deposited with Chase Manhattan Bank (hereinafter referred to as the "Custodian"). The Manager is hereby authorized to give instructions to the Custodian with respect to the consummation of transactions on behalf of the Client in the Investment Assets, and the Custodian is hereby authorized to act in response to instructions given by the Manager.

4) FEE SCHEDULE. For services under this Agreement, the Manager shall be entitled to receive from the Client a base fee of four and one-half percent (4.5%) on an annual basis, plus the additional compensation discussed below. The base fee will be determined by multiplying the base fee percent times the value of the assets as of January 1st and will be payable annually in advance. For purposes of this calculation, the Passive Investments will be valued at the year end closing price. For Active Investments, an outside third party valuation will be used. If no outside third party valuation is done, the asset will be carried at cost. In the interest of fairness, the fee will be ratably adjusted on a per day basis in the event of mid year termination, resignation, unusually large withdrawals, or unusually large contributions.

As additional consideration, Client agrees to pay Manager additional compensation in the following manner:

         A) Manager shall participate in an "Equity Plan" in which Passive Investments and Active Investments will be separated for the sake of the plan. All expenses and taxes will be charged against Passive Investments netting a post expense/post tax gain (or loss) on Passive Investments. Manager's equity account will be credited with a nine percent (9%) of any gain on Passive Investments, net of all expenses and taxes, realized or unrealized. Should the calculations yield a negative balance (i.e., a net loss), Client will carry this negative balance with the account as debit against gains on the Active Investments portfolio until Active Investments become sufficiently liquid and hence permit payment of the negative balance, or until the time the Manager is terminated by Client at which time this negative balance will be suspended subject to offset in Paragraph 4(B) below.
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As noted on Exhibit A of the Equity Plan Calculation Methodology, the Manager
will be paid the positive "Passive Investment Incentive Gains" balance annually. If Manager is terminated or resigns in mid-year, Manager will be paid on a per day basis assuming a 365 day year, the pro-rata share of the passive gain (or offsetting passive loss) based on a year-to-year valuation.

         B) Manager's equity account will also be credited with nine percent (9%) of any gain of the Client on Active Investments. In the event an Active Investment should be sold or liquidated at a gain, Manager will be entitled to its resulting share of the new security or cash when such investment gain is realized as described in Part I of the Active section of Exhibit A "Active Investment Incentive Gains." Moreover, should Manager's contract be terminated or should Manager resign the account, any "Active Investment Incentive Gains" realized on Active Investments made when Manager was engaged by Client will remain payable to Manager (less any offset for unabsorbed balances in the aggregated "Ending Active Loss Pool" and "Ending Passive Loss Pool") subject to the following limitation:

Should Manager be terminated or resign the account prior to May 8, 1998, Client will be responsible to pay only that portion that corresponds to the following:

            Termination/Resignation                         Percentage Due
            ------------------------                        --------------
                     After:                                  to Manager:
                     -----                                   ----------
                   May 9, 1995                                   25%
                   May 9, 1996                                   50%
                   May 9, 1997                                   75%
                   May 9, 1998                                   100%

If Manager is terminated or resigns in mid-year, Manager's "New Active Investment Fundings" for the year will only include those transactions which close prior to the termination or resignation date. If "Ending Active Loss Pool" and "Ending Passive Loss Pool" are on a combined basis negative, the balance will be forgiven.

         C) The monitoring and managing of these respective portfolios will be managed pursuant to the outline in Exhibit A attached hereto.

5) LIABILITY. The Manager shall be responsible only for managing the investment of the Investment Assets. The Manager shall have no responsibility whatsoever for the management of any other assets of the Client or for any administration of the Client's affairs, and shall incur no liability for any loss or other damage which may result from the management of such other assets or the administration of such affairs.

6) ASSIGNABILITY. Neither the Manager nor the Client will assign this Agreement without first obtaining the written consent of the other party hereto.

7) TERMINATION.  This agreement may be terminated by either party upon thirty
(30) days written notice to the other party.
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IN WITNESS WHEREOF, the party hereto have executed this document this 26th day of December, 1994.



CCG CHARITABLE REMAINDER UNITRUST #1
"CLIENT"



BY: /s/ R.L. Davis
    -------------------------------


CCG VENTURE PARTNERS, LLC
"MANAGER"



BY: /s/ Michael E. Novelli, Manager
    -------------------------------